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                                                                    EXHIBIT 17.1

                          [CARLOS E. BARED LETTERHEAD]


January 11, 2001

Board of Directors
United Petroleum Corporation
5800 NW 74 Avenue
Miami, Florida 33166



Gentlemen:

I am hereby resigning from all positions as officer and Director of United Petroleum Corporation, and subsidiaries, effective 5:00 pm on January 17, 2001. I want to thank you for giving me the opportunity to work with you all.

Sincerely,

/s/ CARLOS E. BARED
Carlos E. Bared